UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Purkey, Harold L.
   c/o Forum Capital Markets L.L.C.
   53 Forest Avenue
   Old Greenwich, CT  06870
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   5/19/98
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Hybridon, Inc.
   HYBN
5. Relationship  of Reporting  Person(s) to Issuer  (Check all  applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group  Filing (Check  Applicable  Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock, $.001 par value per share    |675,219               |I               |By Forum Capital Markets  LLC (1)              |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Stock Option (Right to B|5/5/99   |5/5/03   |Common Stock           |1,000    |$2.50     |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Series A Convertible Pre|5/5/99   |         |Common Stock           |79,271   |$4.25     |I            | By Forum Capital Markets  |
ferred Stock            |         |         |                       |         |          |             |LLC &                      |
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                        |         |         |                       |         |          |             |Forest Investment Managemen|
                        |         |         |                       |         |          |             |t LLC (1)                  |
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Class A Warrants        |5/5/99   |5/5/03   |Common Stock           |466,302  |$4.25     |I            |By Forum Capital Markets  L|
                        |         |         |                       |         |          |             |LC, &                      |
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                        |         |         |                       |         |          |             |Forest Investment Managemen|
                        |         |         |                       |         |          |             |t LLC (1)                  |
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Class B Warrants        |5/5/99   |5/5/03   |Common Stock           |609,195  |$2.40     |I            |By Forum Capital Markets  L|
                        |         |         |                       |         |          |             |LC  (1)                    |
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Warrants                |Immed.   |3/26/02  |Common Stock           |588,235  |$4.25     |I            |By Forum Capital Markets  L|
                        |         |         |                       |         |          |             |LC  (1)                    |
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
Explanation of Responses:
(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
SIGNATURE  OF  REPORTING  PERSON
/s/  Harold L.  Purkey
DATE  5/29/98